Exhibit 10.2

SOAPSTONE NETWORKS INC.

1 Federal Street

Billerica, MA 01821

October 2, 2009

Michael J. Cayer

c/o Soapstone Networks Inc.

1 Federal Street

Billerica, MA 01821

Dear Michael:

This letter serves to memorialize our understanding of the terms on which you will continue as a member of the Board of Directors of Soapstone Networks Inc. (the “Company”), Secretary of the Company and trustee of the Company’s 401(k) plan subsequent to your resignation as an employee of the Company, effective today.

While you will no longer be an employee of the Company, your service in these capacities will be subject to the Company’s certificate of incorporation and by-laws, as well as the Indemnification Agreement between you and the Company dated September 9, 2008. It is expected that you will participate in Board meetings in person or telephonically, which meetings are expected to occur at least quarterly.

As consideration for your services, you will be paid a flat fee of $5,000 per month. In addition, you will be reimbursed for your reasonable out-of-pocket costs in connection with fulfilling these duties. Payments for your service shall be made monthly at the start of each month.

Thank you for your continued assistance to the Company. If this meets with your understanding, please sign below and return the executed copy to me at your convenience.

Very Truly Yours,

SOAPSTONE NETWORKS INC.

By:	/s/ WILLIAM J. STUART
Name:	William J. Stuart
Title:	President

Acknowledged and Agreed on the date first set forth above by:

/s/ MICHAEL J. CAYER
Michael J. Cayer, Individually